EXHIBIT 15

LETTER IN LIEU OF CONSENT FOR REVIEW REPORT
July 26, 2023
To the Board of Directors and Shareholders of
The Boeing Company
Arlington, Virginia

We are aware that our report dated July 26, 2023, on our review of the interim financial information of The Boeing Company and subsidiaries appearing in this Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, is incorporated by reference in Registration Statement Nos. 33-25332, 33-31434, 33-43854, 33-58798, 33-52773, 333-16363, 333-26867, 333-32461, 333-32491, 333-32499, 333-32567, 333-41920, 333-54234, 333-73252, 333-107677, 333-140837, 333-156403, 333-160752, 333-163637, 333-195777, 333-228097, 333-252770, 333-268762, and 333-271454 on Form S-8 and Registration Statement Nos. 333-240300, 333-249827, and 333-250000 on Form S-3.

/s/ Deloitte & Touche LLP

Chicago, Illinois